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EXHIBIT 99.1

AETHLON MEDICAL, INC.

FOR IMMEDIATE RELEASE:                                Contact:
                                                      Anne Hoversten
                                                      Aethlon Medical, Inc.
                                                      Investor Relations
                                                      858.459.7800 x300
                                                      anne@aethlonmedical.com



                     AETHLON MEDICAL APPOINTS JAMES W. DORST
                           AS CHIEF FINANCIAL OFFICER


San Diego, CA, August 2, 2005 - Aethlon Medical, Inc. (OTCBB:AEMD) announced today that James W. Dorst has been appointed Chief Financial Officer. Mr. Dorst brings close to 20 years of senior management experience in finance, operations, planning and business transactions to the Company. Prior to joining Aethlon, Mr. Dorst was Vice President of Finance and Operations for VerdiSoft Corporation, a developmental-stage mobile-software developer recently acquired by YAHOO, INC. (NASDAQ: YHOO). Previously, Mr. Dorst held executive positions as SVP of Finance and Administration at SeeCommerce; COO/CFO of Omnis Technology Corp (now NASDAQ Small Cap: RDTA); CFO and SVP of Information Technology at Savoir Technology Group, Inc. (acquired by NYSE:AVT). Mr. Dorst practiced as a Certified Public Accountant with Coopers & Lybrand (PricewaterhouseCoopers) and holds an MS in Accounting and BS in finance from the University of Oregon.

"The Aethlon family is excited to have an executive of Jim's caliber and experience joining our team as a full-time CFO," stated Chairman and CEO, James
A. Joyce, "He will play a critical role in the effort to transition our science from the labs and into the marketplace." Joyce added, "I also want to take this opportunity to thank Ned Hall for his contribution to our success thus far and wish him well in future endeavors". Mr. Hall, a principal with Tatum partners, has acted as CFO since August of 2002.

About Aethlon Medical

Aethlon Medical is pioneering the development of viral filtration devices to treat drug and vaccine resistant pathogens. The market focus is the treatment of the Human Immunodeficiency Virus (HIV), Hepatitis-C (HCV), and Biological Weapon Threats. Aethlon has an experienced management team, which receives support and guidance from globally recognized science advisors representing the infectious disease, biowarfare, and dialysis industries. Clinical Trials to treat HIV and HCV patients in India are scheduled to begin in the coming months, and U.S. clinical studies are expected to begin later this year. More information on Aethlon Medical and the Hemopurifier technology is available at www.aethlonmedical.com.


CERTAIN OF THE STATEMENTS HEREIN MAY BE FORWARD-LOOKING AND INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INVOLVE ASSUMPTIONS, KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF AETHLON MEDICAL, INC TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. SUCH POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, THE COMPANY'S ABILITY TO COMPLETE THE DEVELOPMENT OF ITS PLANNED PRODUCTS, THE ABILITY OF THE COMPANY TO OBTAIN FDA AND OTHER REGULATORY APPROVALS PERMITTING THE SALE OF ITS PRODUCTS, THE COMPANY'S ABILITY TO MANUFACTURE ITS PRODUCTS AND PROVIDE ITS SERVICES, THE IMPACT OF GOVERNMENT REGULATIONS, PATENT PROTECTION ON THE COMPANY'S PROPRIETARY TECHNOLOGY, PRODUCT LIABILITY EXPOSURE, UNCERTAINTY OF MARKET ACCEPTANCE, COMPETITION, TECHNOLOGICAL CHANGE, AND OTHER RISK FACTORS. IN SUCH INSTANCES, ACTUAL RESULTS COULD DIFFER MATERIALLY AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THE RISKS ASSOCIATED WITH THE EFFECT OF CHANGING ECONOMIC CONDITIONS AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.